EXHIBIT 99.1

SEVERN BANCORP, INC.

FOR IMMEDIATE RELEASE                                                                              Contact:
                                Thomas G. Bevivino
                                Chief Operating Officer &
                                Executive Vice President
                                Email: tbevivino@severnbank.com
                                Phone: 410.260.2000

Severn Bancorp Announces 76% Increase in Fourth Quarter Earnings

Annapolis, MD – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced net income of $1,067,000 or $.06 per share for the fourth quarter, an increase of  $460,000, or 76%  compared to net income of  $607,000, or $.02 per share for the fourth quarter of 2010 .  Net income was $1,219,000, or $(.05) per share for the year ended December 31, 2011, compared to net income of $1,157,000, or $(.06) per share for the year ended December 31, 2010.  Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends.

“We are pleased to report both a quarterly and annual increase in earnings, and are pleased with the success we are experiencing in building our community mortgage and commercial lending departments to accommodate customers who are seeking a bank that offers the breadth of products and services needed in today’s economy.   We see tremendous opportunity ahead of us by providing top notch personal service to the residents and businesses of Anne Arundel County,” said Alan J. Hyatt, president and chief executive officer.  Mr. Hyatt continued “We continue to share our message of our commitment to the community and to our many customers who place value in a banking relationship with an organization they can trust.  Severn is pleased to provide full service banking right here in their backyard.”

About Severn Savings Bank:
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $900 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.
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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Summary Operating Results:
Interest income	$10,558	$10,991	$11,254	$11,698	$11,809
Interest expense	3,659	3,856	3,946	4,126	4,448
Net interest income	6,899	7,135	7,308	7,572	7,361
Provision for loan losses	141	850	2,987	634	1,200
	Net interest income after provision
for loan losses	6,758	6,285	4,321	6,938	6,161
Non-interest income	873	628	447	562	921
Non-interest expense	5,772	5,959	6,171	6,709	5,980
Income (loss) before income taxes	1,859	954	(1,403)	791	1,102
Income tax expense (benefit)	792	403	(557)	344	495
Net income (loss)	$1,067	$551	$(846)	$447	$607

Per Share Data:
Basic earnings (loss) per share	$0.06	$0.01	$-0.13	$0.00	$0.02
Diluted earnings (loss) per share	$0.06	$0.01	$-0.13	$0.00	$0.02
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679

Performance Ratios:
Return on average assets	0.12%	0.06%	-0.09%	0.05%	0.06%
Return on average equity	1.01%	0.52%	-0.80%	0.44%	0.61%
Net interest margin	3.27%	3.32%	3.39%	3.48%	3.37%
Efficiency ratio*	64.84%	60.76%	60.37%	58.57%	57.84%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Balance Sheet Data:
Total assets	$900,628	$926,013	$937,372	$967,736	$962,543
Total loans receivable	719,241	741,528	766,443	780,412	808,808
Allowance for loan losses	(25,938)	(30,358)	(31,103)	(29,252)	(29,871)
Net loans	693,303	711,170	735,340	751,160	778,937
Deposits	652,757	678,717	687,842	718,298	714,776
Stockholders' equity	105,930	105,215	105,005	106,213	106,100
Bank's Tier 1 core capital to total assets	13.0%	12.4%	12.3%	12.1%	12.3%
Book value per share	$7.88	$7.80	$7.78	$7.90	$7.89

Asset Quality Data:
Non-accrual loans	$31,432	$35,624	$42,088	$44,984	$46,164
Foreclosed real estate	19,932	19,158	17,291	18,898	20,955
Total non-performing assets	51,364	54,782	59,379	63,882	67,119
Total non-accrual loans to net loans	4.5%	5.0%	5.7%	6.0%	5.9%
Allowance for loan losses	25,938	30,358	31,103	29,252	29,871
Allowance for loan losses to total loans	3.6%	4.1%	4.1%	3.7%	3.7%
Allowance for loan losses to total
non-performing loans	82.5%	85.2%	73.9%	65.0%	64.7%
Total non-accrual loans to total assets	3.5%	3.8%	4.5%	4.6%	4.8%
Total non-performing assets to total assets	5.7%	5.9%	6.3%	6.6%	7.0%